Exhibit 99.1

FIRST	22 West State Street
KEYSTONE	Media, PA 19063
FINANCIAL, INC.	610-565-6210

FOR IMMEDIATE RELEASE

FIRST KEYSTONE FINANCIAL ANNOUNCES

FOURTH QUARTER AND YEAR-END RESULTS

Media, PA -- (BUSINESS WIRE) – December 8, 2009 - First Keystone Financial, Inc. (the “Company”) (NASDAQ: FKFS), the holding company for First Keystone Bank (the “Bank”), reported today a net loss for the quarter ended September 30, 2009 of $359,000, or $0.15 per diluted share, compared to a net loss of $1.7 million, or $0.73 per diluted share, for the same period last year. The net loss for the quarter ended September 30, 2009 was largely attributed to a $1.5 million loan loss provision recorded during the quarter which was partially offset by a $471,000 net gain on the sale of investment and mortgage-related securities. The net loss for the fiscal year ended September 30, 2009 was $1.6 million, or $0.68 per diluted share, as compared to a net loss of $1.0 million, or $0.43 per diluted share, for fiscal 2008. The net loss for fiscal 2009 was primarily the result of a $3.0 million loan loss provision, other-than-temporary impairments of certain investment and mortgage-related securities totaling $1.2 million and increased FDIC deposit insurance costs, including a one-time special assessment of $240,000. These expenses were partially offset by net gains on sales of investment and mortgage-related securities totaling $652,000.

“The past fiscal year was challenging for the Company as it was for most financial institutions,” said Hugh Garchinsky, President and Chief Executive Officer. “The most significant development, which occurred after our fiscal year end, was the announcement that we agreed, subject to shareholder and regulatory approval, to merge with Bryn Mawr Bank Corporation (NASDAQ: BMTC) and its primary subsidiary, the Bryn Mawr Trust Company. This transaction is in the best interests of our shareholders, customers and the communities we serve.  The Bryn Mawr Trust Company is a premier company, and a high performing, well-managed institution which will provide our shareholders with significant upside potential on a long-term basis.” Garchinsky continued, “Customers will have the convenience of expanded products and services and a larger branch network that will be provided upon our combination with Bryn Mawr Bank Corporation.  Much like First Keystone Financial, Bryn Mawr Bank Corporation is a loyal corporate citizen focused on the vitality of the communities it serves.  We are extremely pleased to bring together two well established financial services companies.”

Garchinsky went on to say, “While I am disappointed with the financial results in the current fiscal year, First Keystone’s year did include strong growth in deposits as well as significant growth in our commercial real estate and commercial business loan portfolios. In addition, our net interest margin increased by 31 basis points during the year.”

The Company’s total assets increased $6.4 million from $522.0 million at September 30, 2008 to $528.4 million at September 30, 2009.  Cash and cash equivalents increased by $8.3 million to $47.7 million at September 30, 2009 from $39.3 million at September 30, 2008. Investment and mortgage-related securities available for sale and held to maturity decreased by $15.8 million and $6.7 million, respectively, from September 30, 2008, as the proceeds from sales and maturities were utilized to fund growth in the loan portfolio. Loans receivable, net, increased by $20.5 million from $286.1 million at September 30, 2008 to $306.6 million at September 30, 2009 primarily as a result of increases in the commercial real estate and commercial business loan portfolios.  Deposits increased $16.2 million, or 4.9%, from $330.9 million at September 30, 2008 to $347.1 million at September 30, 2009. The increase in deposits resulted from a $6.5 million, or 4.0%, increase in certificates of deposit and a $9.7 million, or 5.8%, increase in core deposits (which consist of passbook, money market, NOW and non-interest bearing accounts). Stockholders' equity increased $1.3 million to $33.6 million at September 30, 2009 from $32.3 million at September 30, 2008 primarily due to a net increase in unrealized gains on available for sale securities, net of tax, of $2.8 million, partially offset by the net operating loss of $1.6 million.

Net interest income for the three months and year ended September 30, 2009 increased $256,000, or 9.0%, and $1.4 million, or 13.3%, respectively, as compared to the same periods in 2008.  The increase in net interest income for the three months and year ended September 30, 2009 was primarily the result of a $692,000, or 19.2%, decrease and a $3.6 million, or 22.5%, decrease in interest expense, respectively, as compared to the same periods in 2008. The decrease in interest expense for the three months and year ended September 30, 2009 was partially offset by decreases in interest income of $437,000, or 6.8%, and $2.2 million, or 8.4%, respectively, for these periods as compared to the same periods in 2008. The Company’s net interest margin increased by 15 basis points in the fourth quarter of fiscal 2009 to 2.59% as compared to 2.44% for the fourth quarter of fiscal 2008. For the year ended September 30, 2009, the Company’s net interest margin increased by 31 basis points to 2.53% as compared to 2.22% for fiscal 2008.

On a linked quarter basis, net interest income increased $55,000, or 1.8% from the third quarter of fiscal 2009.  During the fourth quarter of fiscal 2009 as compared to the third quarter of fiscal 2009, the Company experienced a 4 basis point decrease in the yield earned on average interest-earning assets combined with an 8 basis point decrease in the rate paid on interest-bearing liabilities.  The Company was able to improve its net interest margin by 4 basis points to 2.59% during the three months ended September 30, 2009 compared to 2.55% for the quarter ended June 30, 2009.

At September 30, 2009, non-performing assets increased $3.0 million to $5.4 million from $2.4 million at September 30, 2008. The increase in non-performing assets was primarily due to three commercial real estate loans aggregating $2.1 million, as well as three single-family residential mortgages aggregating $980,000. At September 30, 2009, the Company’s ratio of non-performing assets to total assets was 1.03% compared to 0.61% and 0.46% at June 30, 2009 and September 30, 2008, respectively.

For the three months and year ended September 30, 2009 as compared to the three months and year ended September 30, 2008, the provision for loan losses increased $1.2 million and $2.7 million, respectively. The 2009 provision for loan losses was based on the Company’s quarterly review of the credit quality of its loan portfolio, the level of criticized and classified assets,  the level of net charge-offs during the fiscal 2009 and other factors.

For the three months and year ended September 30, 2009, non-interest income increased $2.3 million to $1.0 million (from an expense of $1.3 million) and $909,000 to $1.8 million, respectively, as compared to the same periods last year.  The significant increase in non-interest income for the quarter and year ended September 30, 2009 as compared to the 2008 periods was due to a decrease in other-than-temporary impairment charges of $1.9 million and $728,000, respectively, related to the Company’s investment portfolio. In addition, there were increases in net gains on sales of investment and mortgage-related securities of $555,000 and $667,000 for the three months and year ended September 30, 2009, respectively, as compared to the same periods last year.

Non-interest expense decreased $75,000, or 2.2% to $3.3 million for the quarter ended September 30, 2009 as compared to the same period last year. The quarter ended September 30, 2008 included expenses related to the resignation of an executive officer. However, the 2009 period reflected the effects of increases of $131,000 and $88,000 in professional fees and FDIC insurance costs, as compared to the same period last year. For the year ended September 30, 2009, non-interest expense increased $731,000, or 5.9%, as compared to the year ended September 30, 2008, primarily due to a $722,000 increase in FDIC insurance costs, which included the $240,000 FDIC special assessment mentioned earlier.

“As 2009 draws to a close, we look forward to continuing to provide high quality, personal service to our customers along with an expanding array of financial services as we work towards completing the merger with Bryn Mawr Bank Corporation. I am grateful for the loyalty of our customers and the dedication of our employees,” concluded Garchinsky.

First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from eight full-service offices in Delaware and Chester Counties.

Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors.  Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated.  These factors include, but are not limited to, changes in general economic and market conditions, the continuation of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations, the amount of the Company’s delinquent and non-accrual loans, troubled debt restructurings, other real estate owned and loan charge-offs; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; the proposed merger with Bryn Mawr Bank Corporation fails to be completed, or if completed, the anticipated benefits from the merger may not be fully realized due to, among other factors, the failure to combine First Keystone Financial’s business with Bryn Mawr Bank Corporation, the anticipated synergies not being achieved or the integration proves to be more difficult, time consuming or costly than expected; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Bryn Mawr Bank Corporation intends to file a registration statement on Form S-4 in connection with the transaction, and First Keystone Financial intends to mail a proxy statement/prospectus to its shareholders in connection with the transaction. First Keystone Financial shareholders and investors are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information about First Keystone Financial, Bryn Mawr Bank Corporation and the transaction. You may obtain a free copy of the proxy statement/prospectus (when it is available) as well as other filings containing information about Bryn Mawr Bank Corporation, at the SEC's web site at www.sec.gov. A free copy of the proxy statement/prospectus, and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus, may also be obtained from First Keystone Financial, by directing the request to:

Mr. Hugh J. Garchinsky
President and Chief Executive Officer
First Keystone Financial, Inc.
22 West Media Street
Media, Pennsylvania
(610) 565-6210

First Keystone Financial and its respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of First Keystone Financial in favor of the transaction. Information regarding the interests of the executive officers and directors of First Keystone Financial in the transaction will be included in the proxy statement/prospectus.

FIRST KEYSTONE FINANCIAL, INC.

SELECTED OPERATIONS DATA

(In thousands except per share data)
(Unaudited)
	Three Months Ended September 30,		Year Ended September 30,
	2009	2008	2009	2008
Net interest income	$3,094	$2,838	$11,783	$10,401
Provision for loan losses	1,475	240	3,000	296
Non-interest income (loss)	1,002	(1,250)	1,832	923
Non-interest expense	3,272	3,347	13,038	12,307
Loss before income tax benefits	(651)	(1,999)	(2,423)	(1,279)
Income tax benefits	(292)	(309)	(842)	(271)
Net loss	$(359)	$(1,690)	$(1,581)	$(1,008)
Basic earnings per share	$(0.15)	$(0.73)	$(0.68)	$(0.43)
Diluted earnings per share	(0.15)	(0.73)	(0.68)	(0.43)
Dividends per share	--	--	--	--
Number of shares outstanding at end of period	2,432,998	2,432,998	2,432,998	2,432,998
Weighted average basic shares outstanding	2,330,104	2,321,416	2,326,855	2,318,166
Weighted average diluted shares outstanding	2,330,104	2,321,416	2,326,855	2,318,246

FIRST KEYSTONE FINANCIAL, INC.

SELECTED FINANCIAL DATA

(In thousands except per share data)
(Unaudited)

	September 30,	September 30,
	2009	2008
Total assets	$528,401	$522,056
Loans receivable, net of loan loss allowance	306,600	286,106
Loan loss allowance	4,657	3,453
Investment and mortgage-related securities available for sale	113,761	129,522
Investment and mortgage-related securities held to maturity	21,963	28,614
Cash and cash equivalents	47,658	39,320
Deposits	347,124	330,864
Borrowings	123,653	137,574
Repurchase agreements	6,395	3,585
Junior subordinated debt	11,646	11,639
Total stockholders' equity	33,616	32,296
Book value per share	$13.82	$13.27

FIRST KEYSTONE FINANCIAL, INC.

OTHER SELECTED DATA

                        (Unaudited)

	At or for the Three Months Ended September 30,		At or for the Year Ended September 30,
	2009	2008	2009	2008
Return on average assets (1)	(0.28)%	(1.35)%	(0.32)%	(0.20)%
Return on average equity (1)	(4.28)	(20.48)	(4.80)	(2.89)
Interest rate spread (1)	2.54	2.41	2.48	2.16
Net interest margin (1)	2.59	2.44	2.53	2.22
Interest-earning assets/interest-bearing liabilities	101.80	100.81	101.55	101.58
Operating expenses to average assets (1)	2.56	2.67	2.61	2.44
Ratio of non-performing assets to total assets at end of period	1.03	0.46	1.03	0.46
Ratio of allowance for loan losses to gross loans receivable at end of period	1.50	1.19	1.50	1.19
Ratio of loan loss allowance to non-performing loans at end of period	85.96	142.67	85.96	142.67

______________

(1)	Annualized for quarterly periods.

CONTACT:    Hugh Garchinsky, President and Chief Executive Officer
David M. Takats, Chief Financial Officer
                        (610) 565-6210